Exhibit 99.1

Lauren Gioia | Jennifer Park | Dan Abernethy | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | Dan.Abernethy@Sothebys.com +1 212 606 7176

MICHAEL J. WOLF APPOINTED TO SOTHEBY'S BOARD OF DIRECTORS
NEW YORK, May 10, 2019 - Sotheby’s (NYSE: BID) announced today that Michael J. Wolf has been unanimously elected to join the Company’s Board of Directors. Mr. Wolf is the Chief Executive Officer of Activate, Inc., a management consulting firm he founded in 2009 specializing in technology, internet, media, entertainment, and consumer services businesses.

“I am delighted to welcome Michael to our Board and company,” said Domenico De Sole, Chairman of Sotheby’s Board of Directors. “His depth of knowledge and experience in many of the areas of Sotheby’s focus will be incredibly valuable.”

Prior to founding Activate, Inc., Mr. Wolf was President and Chief Operating Officer of MTV Networks (now Viacom Media Networks) from 2005 to 2007.  Before MTV Networks, he was Global Managing Partner of McKinsey & Company’s Media, Entertainment and Information Practice. In 2014, Mr. Wolf launched the Activate Tech and Media Outlook, a comprehensive annual report on the state of the internet, tech, media and entertainment industries that is now in its fifth year.

"I'm excited to be joining the Board as Sotheby's continues its ongoing e-commerce digital transformation to enhance the client experience,” said Mr. Wolf. “Sotheby's has been leading innovation to make collectors and collections more accessible globally.”

Mr. Wolf previously served as a director at Yahoo! Inc. (now Altaba Inc.) and Entercom Communications.  He is a graduate of Columbia University, where he earned a BA in International Relations, and is a member of the Council on Foreign Relations.

Mr. Wolf’s election to the Board was made pursuant to the Support Agreement, dated May 4, 2014, among the Company, Third Point LLC and the other parties to the agreement.

Exhibit 99.1

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Sotheby’s Home, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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